Exhibit 10.4

EXECUTION COPY

ACQUISITION FACILITY AGREEMENT

BY AND BETWEEN

THE PEOPLES BANCTRUST COMPANY, INC.

AND

ENDURANCE CAPITAL INVESTORS, L.P.

Dated as of April 6, 2005

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

		Page
10.11	Conflict with Securities Purchase Agreements	17

10.12	Entire Understanding	17

10.13	Applicable Law	17

10.14	Arbitration	17

10.15	Counterparts	19

10.16	Facsimile or Electronic Signatures	19

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ACQUISITION FACILITY AGREEMENT

THIS ACQUISITION FACILITY AGREEMENT is made as of the 6th day of April, 2005, by and between The Peoples BancTrust Company, Inc., an Alabama business corporation and bank holding company (the “Company”), and Endurance Capital Investors, L.P., a Delaware limited partnership (“Purchaser”). Certain capitalized terms used herein are defined in Article I.

W I T N E S S E T H:

WHEREAS, the parties desire that the Company issue (or cause to be issued), and Purchaser purchase, Tranches of Securities in an aggregate purchase price up to the Total Amount, all upon the terms and subject to the conditions contained herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, the Company and Purchaser agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms shall have the following meanings for the purposes of this Agreement:

“Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person.

“Agreement” shall mean this Acquisition Facility Agreement, as it may be amended or modified from time to time in accordance with its terms.

“Bank” shall mean The Peoples Bank and Trust Company, an Alabama banking corporation.

“BHCA” shall mean the Bank Holding Company Act.

“Business Day” shall mean any day of the year other than (a) any Saturday or Sunday or (b) any other day on which the Bank or banks located in New York, New York are generally closed for business.

“Business Trust” shall mean a Subsidiary of the Company which is a newly formed business trust organized under the Delaware Statutory Trust Act and the sole asset of which is Indebtedness of the Company.

“Change of Control” shall mean any of the following:

(i) The Company ceases to own all of the outstanding capital stock of the Bank.

(ii) A majority of the board of directors of the Company or the Bank consists of individuals who are not Continuing Directors. A “Continuing Director” of a Person means an individual (x) who is a director of the Person on the date hereof or (y) who becomes a director of the Person subsequent to the date hereof and whose election or nomination for election is approved by a vote of at least a majority of the directors then comprising the Continuing Directors of such Person.

(iii) Any merger, consolidation, share exchange or similar transaction in which the Company is not the surviving corporation unless the holders of common equity of the surviving entity own directly or indirectly, in substantially the same proportions as their ownership of such common equity immediately prior to such merger, consolidation, share exchange or similar transaction, more than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such merger, consolidation, share exchange or similar transaction.

“Closing” shall mean a consummation of a sale and purchase of Securities in accordance with Article VII.

“Closing Date” shall mean the date on which a Closing occurs or is to occur.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the common stock, $.10 par value per share, of the Company.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Contract” shall mean any contract, lease, sales order, purchase order, agreement, indenture, mortgage, note, bond, warrant or instrument, undertaking, commitment, understanding, or other arrangement (whether written or oral).

“Convertible Company Indebtedness” shall mean Indebtedness of the Company that is convertible into Common Stock and has such terms as may be negotiated by the Company and Purchaser.

“Convertible Preferred Stock” shall mean Preferred Stock that is convertible into Common Stock and has such terms as may be negotiated by the Company and Purchaser.

“Default” shall mean any condition, occurrence or event which with notice or lapse of time, or both, would constitute an Event of Default.

“Dollars” or numbers preceded by the symbol “$” shall mean amounts in United States Dollars.

“Event of Default” shall mean any of the following:

(a) Breach. There shall have been a material breach of any representation, warranty, covenant or obligation of the Company or an Issuer under this Agreement or any Related Agreement, and in any case, such breach shall not have been remedied within thirty (30) days after receipt by of a notice in writing from Purchaser or a Purchaser specifying the breach and requesting such breached by remedied.

(b) Payment Default. The Company or an Issuer shall fail to make promptly when due (including by mandatory prepayment or redemption) any principal, interest, redemption, dividend or fee payment with respect to the Securities in any Tranche; or the Company or an Issuer shall fail to make any payment of any other amount payable under this Agreement or any Related Agreement within five (5) Business Days after the date on which such other amount is due.

(c) Bankruptcy. The Company or any of its Subsidiaries becomes insolvent or generally fails to pay or admits in writing its inability to pay its debts as they become due, or the Company or any of its Subsidiaries applies for, consents to or acquiesces in the appointment of a trustee, receiver or other custodian for the Company or any of its Subsidiaries or a substantial part of the Company’s or such Subsidiary’s property, or the Company or any of its Subsidiaries makes a general assignment for the benefit of creditors; or in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company or any of its Subsidiaries or a substantial part of the Company’s or such Subsidiary’s property and is not discharged or dismissed within sixty (60) days; or any bankruptcy, reorganization debt arrangement or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against the Company or any of its Subsidiaries; or any warrant of attachment or similar legal process is issued against the Company or any of its Subsidiaries or any of the Company’s or such Subsidiary’s property.

(d) Cross Defaults. The Company or any of its Subsidiaries shall fail to make when due (whether at stated maturity, by acceleration, on demand or otherwise, and after giving effect to any applicable grace period), any payment of principal of or interest on any indebtedness exceeding $1,000,000 in the aggregate; or the Company or any of its Subsidiaries shall fail to observe or perform within any applicable grace period any covenants or agreements relating to any such indebtedness, or any other event shall occur, if the effect of such failure or other event is to accelerate, or permit the holder of such indebtedness or any other Person to accelerate, the maturity of such indebtedness.

(e) Default Judgments. A judgment or order, for the payment of money in excess of $1,000,000, or otherwise having a Material Adverse Effect, shall be rendered against the Company or any of its Subsidiaries and such judgment or order shall continue unsatisfied (in the case of a money judgment) and in effect for a period of thirty (30) days during which execution shall not be effectively stayed or deferred (by action of a court, by agreement or otherwise).

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exchangeable Bank Indebtedness” shall mean Indebtedness of the Bank that is exchangeable for Common Stock and has such terms as may be negotiated by the Company and Purchaser.

“Exchangeable Trust Preferred Securities” shall mean Trust Preferred Securities that are exchangeable for Common Stock and have such terms as may be negotiated by the Company or the Bank and Purchaser.

“FRB” shall mean the Board of Governors of the Federal Reserve System.

“Governmental Authority” shall mean the government of the United States or any foreign country or any state or political subdivision thereof or any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any quasi-governmental entity established to perform such functions.

“Indebtedness” shall mean indebtedness for borrowed money evidenced by one or more bonds, debentures, promissory notes or similar instruments.

“Investor Rights Agreement” shall mean an investor rights agreement with respect to all or a portion of a Tranche of Securities to be entered into between the Company and Purchaser at the Closing for such Tranche.

“Issuance Request” shall mean a request by the Company for the issuance of Securities in the form of Exhibit A.

“Issuer” shall mean (i) in the case of any Securities other than Indebtedness of the Bank and Trust Preferred Securities, the Company, (ii) in the case of Straight Bank Indebtedness and Exchangeable Bank Indebtedness, the Bank, and (iii) in the case of Straight Trust Preferred Securities and Exchangeable Trust Preferred Securities, a Business Trust.

“Law” shall mean any law, statute, regulation, ordinance, rule, order (including cease and desist orders), decree (including consent decrees), memorandum of understanding, directive, regulatory action, judgment, settlement agreement or other governmental requirement enacted, promulgated or imposed by any Governmental Authority.

“Lien” shall mean any lien (except for any lien for Taxes not yet due and payable), mortgage, pledge, charge, claim, title imperfection, defect or objection, security interest, encumbrance, easement, third-party right or restriction (whether on voting, disposition or otherwise).

“Loss” or “Losses” shall mean any and all losses (including reductions in value), liabilities, costs, claims, damages and expenses (including attorney’s fees and expenses and costs of investigation and litigation).

“Material Adverse Effect” shall mean any change in or effect which, individually or in the aggregate with other changes or effects, is materially adverse to the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries, taken as a whole, and/or any condition, circumstance, or situation that would prohibit or otherwise interfere with the ability of the Company or any Issuer to enter into and perform its obligations under this Agreement or any Related Agreement.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“Organization Documents” shall mean, with respect to any business organization, any certificate or articles of incorporation and any bylaws, each as amended to date, that regulate the basic organization of the business organization and its internal relations.

“Permit” shall mean any permit, license, approval or other authorization required or granted by any Governmental Authority.

“Permitted Acquisition” shall mean any transaction, or series of related transactions, in which the Company or one of its Subsidiaries merges with, acquires substantially all of the assets of or any business (including one or more branches) of, or acquires all of the capital stock or other equity interests of, any bank or bank holding company which is organized under the Laws of United States of America, one of the fifty States thereof or the District of Columbia and which transaction or series of transactions has been approved by a majority of the board of directors of such bank or bank holding company.

“Person” shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d) of the Exchange Act.

“Preferred Stock” shall mean the preferred stock, $.10 par value per share, of the Company.

“Purchaser” shall have the meaning set forth in the preamble to this Agreement.

“Related Agreement” shall mean any agreement, instrument or other document that is or is to be entered into or otherwise delivered at a Closing or otherwise pursuant to this Agreement, including any Issuance Request, any Securities Purchase Agreement, any Investor Rights Agreement and the Stock Purchase Agreement and Investor Rights Agreement, each dated as of April 6, 2005, between Purchaser and the Company.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Documents” shall mean the Company’s most recently filed Form 10-K, and all exhibits and schedules thereto, and all Forms 10-Q and 8-K, and all exhibits and schedules thereto, filed or furnished thereafter, and the most recently filed proxy statement for the Company’s annual meeting.

“Securities Act” shall mean the Securities Act of 1933.

“Securities” shall mean Common Stock, Straight Preferred Stock, Convertible Preferred Stock, Warrants, Straight Company Indebtedness, Convertible Company Indebtedness, Straight Bank Indebtedness, Convertible Bank Indebtedness, Straight Trust Preferred Securities, and Exchangeable Trust Preferred Securities.

“Securities Purchase Agreement” shall mean a Securities purchase agreement with respect to all or a portion of a Tranche of Securities to be entered into between the Company and the Purchaser of such Tranche or portion of such Tranche at the Closing for such Tranche.

“Straight Bank Indebtedness” shall mean Indebtedness of the Bank that is not convertible into or exchangeable for Common Stock or any other security and that has such terms as may be negotiated by the Company or the Bank and Purchaser.

“Straight Company Indebtedness” shall mean Indebtedness of the Company that is not convertible into or exchangeable for Common Stock or any other security and that has such terms as may be negotiated by the Company and Purchaser.

“Straight Preferred Stock” shall mean Preferred Stock that is not convertible into or exchangeable for Common Stock or any other security and that has such terms as may be negotiated by the Company and Purchaser.

“Straight Securities” shall mean any of Straight Preferred Stock, Straight Company Indebtedness, Straight Bank Indebtedness or Straight Trust Preferred Securities.

“Straight Trust Preferred Securities” shall mean Trust Preferred Securities that are not convertible into or exchangeable for Common Stock or any other security and that has such terms as may be negotiated by the Company and Purchaser.

“Subsidiary,” when used with reference to a specified Person, means any corporation, partnership, trust or other entity of which the majority of outstanding voting securities are owned (directly or indirectly) by such Person. Unless the context otherwise requires, any reference to a Subsidiary shall be a Subsidiary of the Company.

“Taxes” shall mean all taxes, charges, fees, duties, levies or other assessments (including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, goods and services, value added, stamp, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, payroll, unemployment and social security taxes) which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

“Total Amount” shall mean twenty million Dollars ($20,000,000).

“Tranche” shall mean the Securities to be sold and purchased at any particular Closing.

“Trust Preferred Securities” shall mean preferred equity securities issued by a Business Trust.

“Warrants” shall mean warrants to acquire Common Stock upon such terms as may be negotiated by the Company and Purchaser.

1.2 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law shall mean such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated hereunder. Underscored references to Articles, Sections or clauses shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement.

ARTICLE II

SALE AND PURCHASE OF SECURITIES

2.1 Request for Issuance. At any time during the Term of this Agreement, the Company, at its sole option, may request, by delivery of an Issuance Request to Purchaser, that Purchaser purchase a Tranche of one or more types of Securities.

2.2 Tranche Size Requirements. Notwithstanding anything to the contrary in this Agreement, the total purchase price of any Tranche shall be at least $5,000,000, and the total purchase price of any type of Securities included in any Tranche shall be at least $2,000,000 and shall be a multiple of $1,000,000.

2.3 Warrants. In the event that the Company wishes to include Straight Securities in any Tranche, the Company shall also include in such Tranche a number of Warrants to be negotiated based on the number or amount of Straight Securities to be issued as part of such Tranche.

2.4 Total Amount. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be obligated to purchase Securities if and to the extent that the aggregate purchase price of all Securities sold or to be sold to Purchaser pursuant to this Agreement exceeds or would exceed the Total Amount.

2.5 Negotiation of Terms. Upon receipt of an Issuance Request for a Tranche, Purchaser and the Company, acting in good faith, shall attempt to negotiate the terms of the Securities in such Tranche, including price or coupon rate, and the terms of such purchase (including a Securities Purchase Agreement). Purchaser and the Company expect that each Securities Purchase Agreement will be substantially similar to the Stock Purchase Agreement dated April 6, 2005 between Purchaser and the Company, except for differences attributable to differences in the types of Securities that are the subject of the applicable Securities Purchase Agreement and changes to the Company that are reflected in each applicable Securities Purchase Agreement. Each of the Company and Purchaser shall have the right to cease negotiations with, and shall have no further obligations to, the other regarding the terms of such Securities, if the signing of a Securities Purchase Agreement for the purchase of such Securities by Purchaser has not occurred within ninety (90) days after Purchaser’s receipt of such Issuance Request.

2.6 Sale and Purchase. If the Company and Purchaser reach agreement on the terms of Securities to be purchased in a Tranche (including a Securities Purchase Agreement), the Company agrees to, or to cause another applicable Issuer to, issue, sell and deliver to Purchaser such Securities at the Closing for such Tranche, subject to the terms and conditions of such Securities Purchase Agreement.

2.7 Use of Proceeds. The Company shall use all the proceeds received from the sale of Securities to Purchaser (net of all reasonable and customary legal, accounting and other professional fees and expenses) for Permitted Acquisitions or otherwise in the ongoing business operations of the Company.

2.8 No Obligation; no Exclusivity. It is expressly acknowledged, understood and agreed that the Company shall have no obligation to issue any Securities to Endurance hereunder, and that this Agreement does not prohibit the Company or any of its Subsidiaries from issuing Securities or any other securities of the Company or its Subsidiaries to Persons other than Purchaser or other than pursuant to this Agreement.

ARTICLE III

THE COMPANY’S REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to Purchaser as follows:

3.1 Due Incorporation; Subsidiaries.

(a) The Company is a corporation duly organized under the laws of the State of Alabama and is registered as a bank holding company under the regulations of the FRB. The Company is validly existing and in good standing under the laws of the State of Alabama, with all requisite power and authority to own, lease and operate its properties and assets and to conduct its business as they are now being owned, leased, operated and conducted.

(b) The Company is licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the business or properties owned, leased or operated by it require such licensing or qualification and in which the failure to be so licensed or qualified, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect.

3.2 Due Authorization. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly and validly approved and authorized by all necessary action on the part of the Company and no other actions or proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. The Company has duly and validly executed and delivered this Agreement. Assuming due authorization, execution and delivery of this Agreement by Purchaser, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies and by principles of equity.

3.3 Consents and Approvals; Authority Relative to this Agreement.

(a) No consent, authorization, or approval of, notice to or filing or registration with any Governmental Authority having jurisdiction over any aspect of the business or assets of the Company or any Subsidiary, and no consent of any other Person, is required in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby.

(b) The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, does not and will not (i) violate any material Law applicable to or binding on the Company, each of its Subsidiaries or any of their properties or assets, (ii) violate or conflict with, result in a breach or termination of, constitute a breach or result in a default or give any third party any additional right (including a termination, cancellation or acceleration right, or any right to acquire any securities or assets) under, permit cancellation of, result in the creation of any Lien upon any of the properties or assets of the Company and each of its Subsidiaries under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract, note, bond, mortgage, indenture, franchise, license, permit, agreement, Lien or other instrument or obligation to which the Company or its Subsidiaries is a party or by which the Company or each of its Subsidiaries, or any of their assets are bound, (iii) permit the acceleration of the maturity of any indebtedness of the Company or its Subsidiaries or indebtedness secured by their assets or (iv) violate or conflict with any provision of any of the Organization Documents of the Company or its Subsidiaries.

ARTICLE IV

PURCHASER’S REPRESENTATIONS AND WARRANTIES

Purchaser represents and warrants to the Company as follows:

4.1 Due Incorporation.

(a) Purchaser is a limited partnership duly organized under the laws of the State of Delaware. Purchaser is validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to own, lease and operate its properties and assets and to conduct its business as they are now being owned, leased, operated and conducted.

(b) Purchaser is licensed or qualified to do business and is in good standing as a foreign limited partnership in each jurisdiction where the nature of the business or properties owned, leased or operated by it require such licensing or qualification and in which the failure to be so licensed or qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Purchaser or its ability to perform its obligations under this Agreement.

4.2 Due Authorization. Purchaser has all requisite limited partnership power and authority to enter into this Agreement. The execution, delivery and performance by Purchaser of this Agreement have been duly and validly approved and authorized by all necessary action on the part of Purchaser and no other actions or proceedings on the part of Purchaser are necessary to authorize this Agreement. Purchaser has duly and validly executed and delivered this Agreement. Assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies and by principles of equity.

4.3 Consents and Approvals; Authority Relative to this Agreement.

(a) No consent, authorization, or approval of, notice to or filing or registration with any Governmental Authority having jurisdiction over any aspect of the business or assets of Purchaser, and no consent of any other Person, is required in connection with the execution and delivery by Purchaser of this Agreement. Purchaser will file all notices required under the Change in Bank Control Act in connection with any issuance of Securities hereunder.

(b) The execution, delivery and performance by Purchaser of this Agreement does not (i) violate any material Law applicable to or binding on Purchaser or any of its properties or assets, (ii) violate or conflict with, result in a breach or termination of, constitute a breach or result in a default or give any third party any additional right (including a termination, cancellation or acceleration right, or any right to acquire any securities or assets) under, permit cancellation of, result in the creation of any Lien upon any of the properties or assets of Purchaser under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract, note, bond, mortgage, indenture, franchise, license, permit, agreement, Lien or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its assets are bound, (iii) permit the acceleration of the maturity of any indebtedness of Purchaser or indebtedness secured by its assets or (iv) violate or conflict with any provision of any of the Organization Documents of Purchaser.

ARTICLE V

COVENANTS

5.1 Listing of Common Stock. The Company shall take all action necessary to continue the listing and trading of its Common Stock on the Nasdaq Small Cap Market

(including, without limitation, maintaining sufficient net tangible assets) and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the NASD, the Nasdaq Small Cap Market or any other trading market.

5.2 Exchange Act Registration. The Company shall cause its Common Stock to continue to be registered under Section 12(b) or 12(g) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act.

5.3 Additional SEC Documents. The Company will deliver to Purchaser, copies of all SEC Documents so furnished or submitted to the SEC.

5.4 Notice. The Company shall promptly notify Purchaser (a) of any communication concerning this Agreement from any Governmental Authority and permit the other party to review in advance any proposed communication concerning this Agreement to any Governmental Authority, (b) if the Company or any of its Subsidiaries is in or determines that it is in breach or default of any representation, warranty or covenant under this Agreement or any of the Related Agreements or (c) if any facts, events or circumstances occur which cause or could cause the Company or any of its Subsidiaries to be in breach or default of any representation, warranty, covenant or other agreement under this Agreement or any of the Related Agreements.

5.5 Inspection Rights. At any time after the delivery of an Issuance Request to the Purchaser and before the issuance of Securities pursuant to such Issuance Request, Purchaser shall have the right to visit and inspect any of the properties of the Company or any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its Subsidiaries with its and their officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested.

5.6 Business Plan and Budget. Within five (5) days after the delivery of an Issuance Request to Purchaser, the Company shall provide Purchaser with a copy of the business plan and budget of the Company and its Subsidiaries for the current fiscal year.

ARTICLE VI

CONDITIONS PRECEDENT

The obligation of Purchaser to purchase any Tranche of Securities are subject to the satisfaction or waiver of all of the following conditions:

6.1 Accuracy of Representations and Warranties. All representations and warranties of the Company contained in this Agreement and in the Related Agreements shall have been accurate, true and correct on and as of the date of this Agreement and of such Related Agreements, respectively, and, except to the extent that any such representation or warranty is made solely as of the date hereof or as of another date earlier than the then current date, shall also be accurate, true and correct in all material respect on and as of such then current date with the same force and effect as though made by the Company on and as of such then current date.

6.2 Performance of Covenants. The Company shall have performed or complied with all obligations, agreements and covenants under this Agreement or the Related Agreements to be performed or complied with by the Company on or before the then current date.

6.3 No Default. No Default shall have occurred and be continuing as of the then current date.

6.4 Pro Forma Compliance. In the reasonable judgment of Purchaser, the issuance of the Securities in such Tranche and the consummation of the Permitted Acquisition or other corporate purpose(s) described in Section 2.7 for which such Tranche is being sold will not weaken the financial condition of the Company and its Subsidiaries on a consolidated basis.

6.5 Approvals and Consents. Purchaser shall have received written evidence satisfactory to it that all consents and approvals required under this Agreement and the Related Agreements for such Tranche have been obtained.

6.6 Actions or Proceedings. No action or proceeding by any Governmental Authority or other Person shall have been instituted, and no Law shall have been enacted or come into effect, after the date hereof, which enjoins, restrains, prohibits or results in substantial damages to the Company or its Subsidiaries in respect of, or has a reasonable possibility of enjoining, restraining, prohibiting or resulting in substantial damages to the Company or its Subsidiaries in respect of, any provision of this Agreement or any Related Agreement for such Tranche or the consummation of the transactions contemplated hereby or thereby.

6.7 Adverse Changes. Since the date of the filing of the Company’s most recent SEC Documents as of the date hereof, no event has occurred which has had or is reasonable likely to have a Material Adverse Effect.

6.8 Bank Holding Company. Purchaser shall have determined that consummation of the transactions contemplated in this Agreement and the Related Agreements for such Tranche and the contemplated relationship described in this Agreement shall not cause any of Purchaser, its Affiliates or their respective investors to become or be considered to be a “bank holding company” under the BHCA.

6.9 Officer’s Certificate. Purchaser shall have been furnished with a certificate executed on behalf of the Company by its President or Chief Financial Officer, dated the Closing Date for such Tranche, certifying that the conditions set forth in Sections 6.1, 6.2 and 6.7 have been fulfilled at or prior to such Closing Date.

ARTICLE VII

CLOSING

7.1 Closing. Subject to Article VI, each Closing of a Tranche shall take place at such date, time and place as the Company and Purchaser may mutually agree upon in writing.

7.2 Deliveries by the Company. At such Closing of a Tranche, in addition to any other documents or agreements required under this Agreement or under an applicable Securities Purchase Agreement, the Company and each Issuer of Securities in such Tranche shall deliver to Purchaser the following:

(a) evidence reasonably satisfactory to Purchaser that the Permitted Acquisition or other corporate purpose(s) described in Section 2.7 for which the proceeds of such Tranche are being used will be consummated upon receipt of the aggregate purchase price for such securities;

(b) certificates evidencing all of the Securities issued by such Issuer in such Tranche, in such reasonable denominations and registered in such names as such Purchasers may have designated;

(c) a certificate of each of the Secretary of the Company and such Issuer certifying resolutions of the board of directors of the Company or such Issuer approving and authorizing the execution, delivery and performance by the Company or such Issuer of the Securities Purchase Agreements and other Related Agreements for such Tranche to which it is party and the consummation by the Company or such Issuer of the transactions contemplated hereby and thereby together with an incumbency and signature certificate regarding the officer(s) signing on behalf of the Company or such Issuer);

(d) the articles of incorporation or similar document of each of the Company and such Issuer, certified by the Secretary of State of its state of organization, and the bylaws or similar document of each of the Company and such Issuer, certified by its Secretary;

(e) a certificate of good standing for the Company from the State of Alabama, for each Subsidiary from the state of its organization and for the Company and each Subsidiary in each jurisdiction where the Company or such Subsidiary is authorized to conduct business;

(f) Investor Rights Agreements between the Company and Purchaser, duly executed by the Company;

(g) an opinion, dated the Closing Date, of counsel to the Company; and

(h) such other Related Agreement, documents or instruments as may be required by any other provision of this Agreement, the Securities Purchase Agreements for such Tranche or any other Related Agreement for such Tranche or as may reasonably be required to consummate the transactions contemplated by this Agreement, such Securities Purchase Agreements and such other Related Agreements.

7.3 Deliveries by Purchaser. At such Closing of a Tranche, Purchaser shall deliver to the Company the following:

(a) the purchase price that it has agreed to pay to the Company for the Securities to be sold to Purchaser pursuant to the Securities Purchase Agreement for such Tranche; and

(b) such other Related Agreement, documents or instruments as may be required by any other provision of this Agreement, its Securities Purchase Agreement for such Tranche or any other Related Agreement for such Tranche or as may reasonably be required to consummate the transactions contemplated by this Agreement, such Securities Purchase Agreement and such other Related Agreements.

ARTICLE VIII

TERM AND TERMINATION

8.1 Term. Subject to Section 8.2, the term of this Agreement (the “Term”) shall be for five (5) years from the date of this Agreement.

8.2 Termination. This Agreement may be terminated at any time:

(a) upon the mutual consent of the Company and Purchaser;

(b) by Purchaser, if an Event of Default shall have occurred and is continuing;

(c) by the Company, if there shall have been a material breach of any representation, warranty, covenant or obligation of Purchaser hereunder, and in any case, such breach shall not have been remedied within thirty (30) days after receipt by Purchaser of a notice in writing from the Company specifying the breach and requesting such breach be remedied;

(d) by Purchaser, if a Change of Control has occurred; or

(e) by Purchaser, if Purchaser ceases to own any Common Stock.

8.3 Termination Notice. In the event of termination by the Company or Purchaser pursuant to Section 8.2 (other than Section 8.2(a)), written notice thereof shall be given to the other party.

8.4 Survival After Termination. In the event of termination by the Company or Purchaser pursuant to Section 8.2, (a) this Agreement, except for Section 10.1, shall become null and void and (b) there shall be no further liability on the part of any party hereto. Nothing in this Agreement shall relieve either party from liability for any breach or default of this Agreement for any breach or default that occurs prior to such termination.

ARTICLE IX

INDEMNIFICATION

9.1 Indemnification by the Company. The Company agrees to indemnify Purchaser against, and agrees to hold Purchaser harmless from, any and all Losses incurred or suffered by Purchaser arising out of any of the following:

(a) any breach of or any inaccuracy in any representation or warranty made by the Company in this Agreement; or

(b) any breach of or failure by the Company to perform any covenant or obligation of the Company set out in this Agreement.

9.2 Indemnification by Purchaser. Purchaser agrees to indemnify the Company against, and agrees to hold the Company harmless from, any and all Losses incurred or suffered by the Company arising out of any of the following:

(a) any breach of or any inaccuracy in any representation or warranty made by Purchaser in this Agreement; or

(b) any breach of or failure by Purchaser to perform any covenant or obligation of Purchaser set out in this Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Expenses. Each party hereto shall bear its own fees and expenses with respect to the transactions contemplated hereby.

10.2 Amendment. This Agreement may be amended, modified or supplemented but only in a writing signed by the Company and Purchaser.

10.3 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service or (b) on the date of transmission if sent by facsimile transmission (receipt confirmed) on a Business Day during or before the normal business hours of the intended recipient, and if not so sent on such a day and at such a time, on the following Business Day:

If to Purchaser, addressed as follows:

Endurance Capital Investors, L.P.

c/o Endurance Partners, LLC

405 Lexington Avenue, 26th Floor

New York, New York 10174

Attention: Edwin H. Yeo, III, Managing Member

Facsimile: (212) 368-8068

with a copy to:

Mayer, Brown, Rowe & Maw LLP

190 South LaSalle Street

Chicago, Illinois 60603

Attention: Alan Van Dyke, Esq. and Matthew A. Posthuma, Esq.

Facsimile: (312) 701-7711

If to the Company, addressed as follows:

The Peoples BancTrust Company, Inc.

310 Broad Street

Selma, Alabama 36701

Attention: Elam P. Holley, Jr., President and Chief Executive Officer

Facsimile: (334) 875-1010

with copies to:

Gamble, Gamble, Calame & Chittom, LLC

807 Selma Avenue, P.O. Box 345

Selma, Alabama 36701

Attention: Harry W. Gamble Jr., Esq.

Facsimile: (334) 874-4975

Bradley Arant Rose & White LLP

One Federal Place

1819 Fifth Avenue North

Birmingham, Alabama 35203

Attention: Paul S. Ware, Esq.

Facsimile: (205) 488-6624

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

10.4 Payments in Dollars. Except as otherwise provided herein or in a Related Agreement, all payments pursuant hereto or a Related Agreement shall be made by wire transfer in Dollars in same day or immediately available funds without any set-off, deduction or counterclaim whatsoever.

10.5 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

10.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that no assignment of any rights or obligations hereunder, by operation of law or otherwise, shall be made by either party without the written consent of the other party, except that Purchaser may assign any of its rights and obligations hereunder with respect to all or part of a particular Tranche to any other Person.

10.7 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

10.8 Further Assurances. Upon the reasonable request of Purchaser, the Company shall execute and deliver to Purchaser such other instruments as may be reasonably requested by Purchaser and are required to carry out the purposes of this Agreement.

10.9 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

10.10 Relationship of Parties. Purchaser is an independent contractor. Nothing contained herein shall be deemed or construed by the Company, Purchaser or any other party as creating a relationship of principal-agent, employer-employee, partnership or joint venture between the Company and Purchaser.

10.11 Conflict with Securities Purchase Agreements. In the event of a conflict between this Agreement and a Securities Purchase Agreement with respect to a particular Tranche, such Securities Purchase Agreement shall control with respect to such Tranche.

10.12 Entire Understanding. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and supersedes any and all prior agreements, arrangements and understandings among the parties relating to the subject matter hereof.

10.13 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof.

10.14 Arbitration.

(a) The parties shall make a good faith effort to resolve informally any dispute subject to clause (b) of this Section. A request for arbitration under clause (b) may not be filed until thirty (30) days have elapsed from the initiation of such good faith effort.

(b) Any dispute, controversy, or claim arising out of, relating to, involving, or having any connection with this Agreement, including any question regarding the validity, interpretation, scope, performance, or enforceability of this dispute resolution provision, shall be exclusively and finally settled by arbitration in accordance with the Center for Public Resources (“CPR”) Dispute Resolution Rules for Non-Administered Arbitration in effect on the date of this Agreement, except where the specific terms of this Section 10.14 vary from such Rules. The arbitration shall be conducted in Charlotte, North Carolina unless, by the due date of the respondent’s answering statement, the parties agree on another location. The arbitration shall be conducted by three arbitrators, appointed pursuant to CPR Rules 5.1 and 5.2.

(c) The parties shall be entitled to engage in reasonable discovery, including requests for production of relevant non-privileged documents. Depositions and interrogatories may be ordered by the arbitral panel upon a showing of need. The parties acknowledge that one of the primary goals of arbitration is to avoid the costs that often accompany litigation and, consequently, any discovery permitted under this provision should be limited accordingly

(d) All decisions, rulings, and awards of the arbitral panel shall be made pursuant to majority vote of the three arbitrators. The award shall be in accordance with the applicable law, shall be in writing, and shall state the reasons upon which it is based. The arbitrators shall have no power to modify or abridge the terms of this Agreement. The arbitrators shall have no power to award, and the parties hereby waive any claim to, damages (including punitive or exemplary damages) in excess of compensatory damages.

(e) Costs incurred in the arbitration proceeding shall be borne in the manner determined by the arbitral panel, except that each party shall bear the costs of its own attorneys’ and expert/consulting fees and expenses, regardless of the outcome of the arbitration.

(f) The award of the arbitrators shall be final. An appeal may be taken under the CPR Arbitration Appeal Procedure from any final award of an arbitral panel in any arbitration arising out of or related to this Agreement that is conducted in accordance with the requirements of such Appeal Procedure. Unless otherwise agreed by the parties and the appeal tribunal, the appeal shall be conducted at the place of the original arbitration. Upon conclusion of the appeal, or if no appeal is taken within the prescribed time period, judgment on the award may be entered by any state or federal court having jurisdiction to do so. The parties hereby agree that such court shall be an appropriate forum for any such enforcement proceeding.

(g) Nothing in this Agreement shall prevent the parties, prior to the formation of the arbitral panel, from applying to a court of competent jurisdiction for provisional or interim measures or injunctive relief as may be necessary to safeguard the property or rights that are the subject matter of the arbitration.

Once the arbitral panel is in place, it shall have exclusive jurisdiction to hear applications for such relief, except that any interim measures or injunctive relief ordered by the arbitral panel may be immediately and specifically enforced by a court of competent jurisdiction.

(h) Unless otherwise agreed by the parties or required by law, the parties and the arbitrators shall maintain the confidentiality of all documents, communications, proceedings, and awards provided, produced, or exchanged pursuant to an arbitration conducted under this Section 10.14.

(i) The parties recognize that this Agreement involves and affects interstate commerce and that this Section 10.14 is enforceable under the Federal Arbitration Act.

10.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.16 Facsimile or Electronic Signatures. Any signature page delivered by a fax machine, telecopy machine or e-mail shall be binding to the same extent as an originally signed signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such signature page agrees to later deliver an original counterpart to any party which requests it.

* * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

THE PEOPLES BANCTRUST COMPANY, INC.

By:	/s/ Elam P. Holley, Jr.
Name:	Elam P. Holley, Jr.
Title:	President and Chief Executive Officer

ENDURANCE CAPITAL INVESTORS, L.P.

By:	Endurance Partners, LLC
As General Partner

By:	/s/ Edwin H. Yeo, III
Name:	Edwin H. Yeo, III
Title:	Managing Member

Exhibit A

Form of Issuance Request

The Peoples BancTrust Company, Inc.

310 Broad Street

Selma, Alabama 36701

[date]

Endurance Capital Investors, L.P.

c/o Endurance Partners, LLC

405 Lexington Avenue, 26th Floor

New York, New York 10174

Attention: Edwin H. Yeo, III, Managing Member

Re: Issuance Request

Dear Mr. Yeo:

Please refer to the Acquisition Facility Agreement dated as of April 6, 2005 (the “Acquisition Facility Agreement”) by and between The Peoples BancTrust Company, Inc. (the “Company”) and Endurance Capital Investors, L.P. (“Purchaser”). Capitalized terms used herein but not otherwise defined herein shall have the meanings given to such terms in the Acquisition Facility Agreement.

A. Request for Issuance. The Company hereby delivers this Issuance Request and requests that Purchaser purchase a Tranche of the following type(s) of Securities for a total purchase price of $             [$5 million or more]:

(1)	[type of Security] for a total purchase price of $ [$2 million or more, multiple of $ 1 million]; and

[list other types of Securities to be included in Tranche, if any]

B. Total Amount. After giving effect to the issuance of the Securities included in such Tranche, the aggregate purchase price of all Securities sold pursuant to the Acquisition Facility Agreement shall be $             [not to exceed $20 million].

C. Use of Proceeds. The Company shall use all the proceeds received from the sale of the Securities included in such Tranche to Purchaser (net of all reasonable and customary legal, accounting and other professional fees and expenses for the following Permitted Accquisition or other corporate purpose(s) described in Section 2.7 of the Acquisition Facility Agreement: [describe Permitted Acquisition or other corporate purpose(s) described in Section 2.7 of the Acquisition Facility Agreement].

D. Conditions Precedent. The Company hereby certifies, represents and warrants that as of the date hereof:

1) the conditions precedent set forth in Sections 6.1, 6.2, 6.3, 6.6 and 6.7 of the Acquisition Facility Agreement have been satisfied; and

2) the issuance of the Securities in such Tranche and the consummation of such Permitted Acquisition or other corporate purpose(s) described in Section 2.7 of the Acquisition Facility Agreement will not weaken the financial condition of the Company and its Subsidiaries on a consolidated basis.

The Company has caused this Issuance Request to be executed and delivered, and the certifications, representations and warranties contained herein to be made, by its [principal executive, financial or accounting officer] on the date first set forth above.

Very truly yours,

THE PEOPLES BANCTRUST COMPANY, INC.

By:
Name:
Title:	[principal executive, financial or
accounting officer of the Company]